Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "FREEPORT HOLDINGS SERIES LLC", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF JUNE, A.D. 2022, AT 1:59 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

6864073 8100
SR# 20222759701

Authentication: 203739965
Date: 06-22-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:59 PM 06/17/2022
FILED 01:59 PM 06/17/2022
SR 20222759701 - File Number 6864073

CERTIFICATE OF FORMATION
OF
FREEPORT HOLDINGS SERIES LLC

FIRST: The name of the limited liability company formed hereby is:

Freeport Holdings Series LLC.

SECOND: The Registered Office of the limited liability company in the State of Delaware is located at: 1209 Orange Street, Wilmington, Delaware 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is The Corporation Trust Company.

THIRD: The purpose of this company is to engage in any lawful act or activity for which a limited liability company may be organized under the Delaware Limited Liability Company Act.

FOURTH: This company shall be managed in accordance with the terms of its operating agreement.

FIFTH: No member of this company shall be obligated personally for any debt, obligation, or liability of the company solely by reason of being a member of this company. The failure to observe any formalities relating to the business or affairs of this company shall not be grounds for imposing personal liability on any member for the debts, obligations, or liabilities of this company.

SIXTH: This company reserves the right to amend or repeal any provision contained herein in the manner now or hereafter prescribed by law and in this company's operating agreement.

SEVENTH: Notice is hereby given pursuant to Section 18.215(b) of the LLC Act that the debts, liabilities, and obligations incurred, contracted for, or otherwise existing with respect to a particular series of the LLC, shall be enforceable against the assets of such series only and not against the assets of the LLC generally, or any other series thereof, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the LLC generally, or any other series thereof, shall be enforceable against the assets of such series.

The undersigned, an authorized person, hereby executes this Certificate of Formation for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act. The undersigned hereby declares that, to the best of the undersigned's knowledge and belief, the facts stated above are true, and accordingly executes this Certificate of Formation as of 6/17/2022.

DocuSigned by:

Colin Johnson

CD7B37C0C2FD42C...

Colin Johnson, Authorized Person